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                                                                    Exhibit 23.1



                              Accountants' Consent



Board of Directors
Gold Banc Corporation, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gold Banc Corporation, Inc. Employees 401(k) Plan of our report dated February 9, 2001, relating to the consolidated balance sheets of Gold Banc Corporation, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and stockholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 10-K of Gold Banc Corporation, Inc.


                                                     /s/ KPMG LLP


Kansas City, Missouri
December 5, 2001